EXHIBIT 23.2

CONSENT OF KPMG LLP

The Board of Directors

Dreyer’s Grand Ice Cream Holdings, Inc.:

      We consent to the incorporation by reference in the registration statement (No. 333-106552) on Form S-8 of our report dated January 17, 2003, except as to note 3, which is as of June 13, 2003, relating to the consolidated balance sheet of Nestlé Ice Cream Company LLC as of December 31, 2002 and the related consolidated statements of operations, change in stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2002, which report appears in the December 27, 2003 annual report on Form 10-K of Dreyer’s Grand Ice Cream Holdings, Inc.

/s/ KPMG LLP

San Francisco, California

March 9, 2004